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Hexcel Corporation                                                  Exhibit 99.1
Aggregate Maturities of Indebtedness
December 31, 2001 (1)

                                                          2002       2003      2004       2005       2006    Thereafter  Total
                                                        ------------------------------------------------------------------------
                                                                                 (In Thousands of US $)
Senior Credit Facility
    Revolving Credit Facilities/Overdraft Facility                            115,221                                  115,221
    Term Loans                                             8,322     8,870     43,881    57,662                        118,735
9.75% Senior Subordinated Notes Due 2009 (2)                                                                340,000    340,000
7.0% Convertible Subordinated Notes Due 2003                        46,935                                              46,935
7.0% Convertible Subordinated Debentures Due 2011                    1,750      1,750     1,750     1,750    17,500     24,500
European Credit and Overdraft Facilities (3)               3,500                                                         3,500
                                                        ------------------------------------------------------------------------
    Subtotal                                              11,822    57,555    160,852    59,412     1,750   357,500    648,891
Capital Lease Obligations                                  5,614     6,043      6,498     6,990    10,659     2,627     38,431
                                                        ------------------------------------------------------------------------
    Total                                                 17,436    63,598    167,350    66,402    12,409   360,127    687,322
                                                        ------------------------------------------------------------------------



(1) This amortization schedule presents, in summary form, the principal amount of our indebtedness, including capital lease obligations, due each year through 2006 and in the aggregate after 2006. It does not include intercompany debt, trade payables or accrued liabilities such as accrued compensation and benefits.

         This schedule has been presented to provide information regarding required principal payments of our indebtedness that we believe will be helpful to investors and financial analysts to assess our financial condition. This amortization schedule should not be considered in isolation, or as a substitute for information in our financial statements and related disclosures which appear in our periodic reports filed with the Securities and Exchange Commission.

         The information in this amortization schedule is current as of December 31, 2001. We do not undertake a duty to update this information except as required by law.

(2) On June 29, 2001, we issued $100.0 million principal amount of additional senior subordinated notes at a price of 98.5%. At December 31, 2001, the unamortized discount was approximately $1.4 million.

(3) Limited credit and overdraft facilities provided to certain of our European subsidiaries by lenders outside our senior credit facility. These credit and overdraft facilities are primarily uncommitted facilities that are terminable at the discretion of the lenders.